Exhibit 99(a)

News release

---------------AT THE COMPANY---------------

Lynn Afendoulis
Director, Corporate Communications
(616) 365-1502

FOR IMMEDIATE RELEASE
Wednesday, February 12, 2014

Universal Forest Products, Inc. (UFPI) Net Sales up nearly 12% in 4th Quarter 2013 over 2012
4th Quarter 2013 Net Earnings of $8 million compare to $1.9 million loss in 4th Quarter 2012
—Annual 2013 results vs. 2012: Net Earnings jump 80% and Net Sales up more than 20%—

GRAND RAPIDS, Mich., Wed., Feb. 12, 2014 – Universal Forest Products, Inc. (Nasdaq: UFPI) today announced 2013 results, including fourth-quarter net sales of $525.7 million, up 11.7 percent over the fourth quarter of 2012.  Net earnings in the fourth quarter of 2013 were $8.0 million, or $.40 per diluted share, compared to a loss of $1.9 million, or ($.10) per diluted share, in the fourth quarter of 2012.  The Company reported annual net sales of $2.5 billion for 2013, an increase of 20.2 percent over 2012.  Annual net earnings in 2013 were $43.1 million, or $2.15 per diluted share, compared to annual net earnings of $23.9 million, or $1.21 per diluted share in 2012.

“We benefited from consistent performance in all markets due to a number of factors in the fourth quarter, not the least of which was the hard work of our people in all areas of our organization,” said CEO Matthew J. Missad. “We saw much improved performance in housing and construction versus last year and a high and steadily rising lumber market through most of the fourth quarter. Our industrial sales also were strong. And sales to retail remained steady. Higher volume enabled us to keep our facilities operating at a reasonable level, enhancing our operating leverage.”

“I’m pleased with the progress on our growth strategies, including our focus on developing new products, which resulted in $85 million in new product sales in 2013,” Missad added. “I’m proud of our performance and I look forward to leveraging our many opportunities to continue these improvements in profitability and sales.”

For the fourth quarter of 2013, the lumber composite price was up 11.5 percent over the same period of 2012, resulting in a 7 percent increase in selling prices. Unit sales increased 5 percent on a comparative quarter basis. For the year, the lumber composite price was up 18.2 percent over 2012, resulting in a 12 percent increase in selling prices. Unit sales increased 8 percent for the year.

—more—

Universal Forest Products, Inc.

By market, the Company posted the following 2013 gross sales results:

Retail
•	Fourth quarter: $168.8 million, up 6.6 percent over the same period of 2012
•	Year: $936.6 million, up 11.9 percent over 2012
The Company saw positive results from its efforts to diversify product mix, enhance service, create new products and improve upon existing product lines to grow business with big box and independent retailers alike. The Company’s optimism in this market is fueled by healthy comparable sales at big box retailers and by forecasts that call for continued growth in home improvement activities in the coming years.

Construction
•	Fourth quarter: $203.3 million, up 14.5 percent over the fourth quarter of 2012
•	Year: $865.6 million, up 31.3 percent over 2012
This market includes residential and manufactured housing, commercial construction and concrete forming. Both of the housing-related markets—site-built (including multifamily and single-family) and factory built—saw significant growth in the fourth quarter of 2013 and are expected to see continued growth in 2014, according to recent industry forecasts. While lumber prices had a positive impact on these results, the Company’s efforts to create steady, long-term growth by diversifying both its business and customer base in the construction arena are proving effective. The Company also experienced share gains in nonresidential construction in the fourth quarter of 2013.

Industrial
•	Fourth quarter: $160.6 million, up 14.0 percent over the same period of 2012
•	Year: $701.7 million, up 19.0 percent over 2012
Industrial production in the United States edged up 0.3 percent in December of 2013 after advancing 1.0 percent in November. Manufacturing output rose 0.4 percent in December of 2013, its fifth consecutive monthly gain, and was up 2.6 percent for the year.  The Company continues its successful focus on adding customers and products. The Company also is focused on expanding its reach into non-wood packaging materials and on providing complete packaging solutions to industrial customers.

The Company remains focused on its goals of achieving $3 billion in sales by 2017 and returning to operating margins at normal historical levels. “We continue to seek acquisition targets that are aligned with our strategic objectives to grow in various markets and industries,” Missad said. He added that the Company decided not to pursue its recently announced intent to acquire National Fiber, a leading manufacturer of cellulose insulation located in Belchertown, Mass.

“We were disappointed and wish National Fiber well,” Missad said. “We’ll continue to execute on our growth strategies, maintain our dedication to being better tomorrow than we were today and focus on our customers and their needs, and I am confident we will reach our goals.”

—more—

Universal Forest Products, Inc.

CONFERENCE CALL
Universal Forest Products will conduct a conference call to discuss information included in this news release and related matters at 8:30 a.m. ET on Thursday, February 13, 2014. The call will be hosted by CEO Matthew J. Missad and CFO Michael Cole, and will be available for analysts and institutional investors domestically at (866) 515-2910 and internationally at (617) 399-5124. Use conference pass code 79724243. The conference call will be available simultaneously and in its entirety to all interested investors and news media through a webcast at http://www.ufpi.com. A replay of the call will be available through February 20, 2014, domestically at (888) 286-8010 and internationally at (617) 801-6888. Use replay pass code 83519895.

UNIVERSAL FOREST PRODUCTS, INC.
Universal Forest Products, Inc. is a holding company that provides capital, management and administrative resources to subsidiaries that supply wood, wood composite and other products to three robust markets: retail, construction and industrial.  Founded in 1955, the Company is headquartered in Grand Rapids, Mich., with affiliates throughout North America. For more about Universal Forest Products, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

# # #

Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)
FOR THE TWELVE MONTHS ENDED
DECEMBER 2013/2012

	Quarter Period				Year to Date
(In thousands, except per share data)	2013		2012		2013		2012

NET SALES	$525,738	100%	$470,763	100%	$2,470,448	100%	$2,054,933	100.0%

COST OF GOODS SOLD	461,509	87.8	426,621	90.6	2,189,896	88.6	1,829,824	89.0

GROSS PROFIT	64,229	12.2	44,142	9.4	280,552	11.4	225,109	11.0

SELLING, GENERALAND ADMINISTRATIVE EXPENSES	50,042	9.5	44,849	9.5	204,390	8.3	184,919	9.0
ANTI-DUMPING DUTY ASSESSMENTS	-	-	-	-	1,526	0.1	2,328	0.1
NET GAIN ON DISPOSITION OF ASSETS, EARLY RETIREMENT, AND OTHER IMPAIRMENT AND EXIT CHARGES	621	0.1	386	0.1	368	-	(6,666)	(0.3)

EARNINGS FROM OPERATIONS	13,566	2.6	(1,093)	(0.2)	74,268	3.0	44,528	2.2

OTHER EXPENSE, NET	1,041	0.2	1,134	0.2	4,010	0.2	3,464	0.2

EARNINGS BEFORE INCOME TAXES	12,525	2.4	(2,227)	(0.5)	70,258	2.8	41,064	2.0

INCOME TAXES	3,865	0.7	(1,086)	(0.2)	24,454	1.0	15,054	0.7

NET EARNINGS	8,660	1.6	(1,141)	(0.2)	45,804	1.9	26,010	1.3

LESS NET EARNINGS ATTRIBUTABLE TO NONCONTROLLING INTEREST	(665)	(0.1)	(786)	(0.2)	(2,722)	(0.1)	(2,076)	(0.1)

NET EARNINGS ATTRIBUTABLE TO CONTROLLING INTEREST	$7,995	1.5	$(1,927)	(0.4)	$43,082	1.7	$23,934	1.2

EARNINGS PER SHARE - BASIC	$0.40		$(0.10)		$2.16		$1.21

EARNINGS PER SHARE - DILUTED	$0.40		$(0.10)		$2.15		$1.21

COMPREHENSIVE INCOME	8,191		(1,500)		45,020		26,990

LESS COMPREHENSIVE INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(631)		(724)		(2,730)		(2,398)

COMPREHENSIVE INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$7,560		$(2,224)		$42,290		$24,592

SUPPLEMENTAL SALES DATA

	Quarter Period			Year to Date
Market Classification	2013	2012	%	2013	2012	%
Retail Building Materials	$168,779	$158,259	7%	$936,590	$836,670	12%
Industrial	160,609	140,880	14%	701,688	589,893	19%

Residential Construction	81,969	74,396	10%	340,296	255,544	33%
Commercial Construction and Concrete Forming	32,015	21,849	47%	136,641	89,804	52%
Manufactured Housing	89,359	81,365	10%	388,697	314,095	24%
Housing and Construction	203,343	177,610		865,634	659,443
Total Gross Sales	532,731	476,749	12%	2,503,912	2,086,006	20%
Sales Allowances	(6,993)	(5,986)		(33,464)	(31,073)
Total Net Sales	$525,738	$470,763		$2,470,448	$2,054,933

Universal Forest Products, Inc.

CONSOLIDATED BALANCE SHEETS (UNAUDITED)
DECEMBER 2013/2012
(In thousands)
ASSETS	2013	2012	LIABILITIES AND EQUITY	2013	2012

CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$-	$7,647	Cash overdraft	$1,079	$-
Restricted cash	720	6,831	Accounts payable	72,918	66,054
Accounts receivable	180,452	163,225	Accrued liabilities	65,102	48,730
Inventories	287,305	243,180
Other current assets	27,921	32,290

TOTAL CURRENT ASSETS	496,398	453,173	TOTAL CURRENT LIABILITIES	139,099	114,784

OTHER ASSETS	13,452	16,342	LONG-TERM DEBT AND
INTANGIBLE ASSETS, NET	169,727	169,757	CAPITAL LEASE OBLIGATIONS,
PROPERTY, PLANT			less current portion	84,700	95,790
AND EQUIPMENT, NET	237,410	221,268	OTHER LIABILITIES	43,454	42,441
			EQUITY	649,734	607,525

TOTAL ASSETS	$916,987	$860,540	TOTAL LIABILITIES AND EQUITY	$916,987	$860,540

Universal Forest Products, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE TWELVE MONTHS ENDED
DECEMBER 2013/2012

(In thousands)	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$45,804	$26,010
Adjustments to reconcile net earnings attributable to controlling interestto net cash from operating activities:
Depreciation	31,091	30,461
Amortization of intangibles	2,473	2,918
Expense associated with share-based compensation arrangements	1,932	1,270
Excess tax benefits from share-based compensation arrangements	(112)	(75)
Expense associated with stock grant plans	-	97
Loss reserve for notes receivable	15	2,131
Deferred income taxes	4,453	2,526
Net earnings attributable to noncontrolling interest	-	-
Equity in earnings of investee	(201)	(79)
Net gain (loss) on sale or impairment of property, plant and equipment	297	(6,890)
Changes in:
Accounts receivable	(17,886)	(32,274)
Inventories	(42,287)	(45,529)
Accounts payable	6,756	16,281
Accrued liabilities and other	21,026	(2,568)
NET CASH FROM OPERATING ACTIVITIES	53,361	(5,721)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(40,023)	(30,344)
Proceeds from sale of property, plant and equipment	1,778	18,240
Acquisitions, net of cash received	(11,478)	(16,974)
Purchase of patents & product technology	(143)	(95)
Advances of notes receivable	(2,673)	(1,183)
Collections of notes receivable and related interest	2,814	2,839
Cash restricted as to use	6,111	(6,178)
Other, net	11	(528)
NET CASH FROM INVESTING ACTIVITIES	(43,603)	(34,223)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under revolving credit facilities	(11,090)	11,090
Repayment of long-term debt	-	(42,774)
Borrowings of long-term debt	-	75,000
Debt issuance costs	(46)	(266)
Proceeds from issuance of common stock	2,144	2,061
Distributions to noncontrolling interest	(1,460)	(871)
Capital contribution from noncontrolling interest	84	281
Dividends paid to shareholders	(8,166)	(7,905)
Excess tax benefits from share-based compensation arrangements	112	75
Other, net	-	4
NET CASH FROM FINANCING ACTIVITIES	(18,422)	36,695

Effect of exchange rate changes on cash	(62)	244
NET CHANGE IN CASH AND CASH EQUIVALENTS	(8,726)	(3,005)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	7,647	10,652

CASH (CASH OVERDRAFT), END OF PERIOD	$(1,079)	$7,647

SUPPLEMENTAL INFORMATION:
Interest paid	$4,883	$3,982
Income taxes paid	14,427	16,751